TEXTRON	Exhibit 99.1
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne – 401-457-2288 Bill Pitts – 401-457-2288	FOR IMMEDIATE RELEASE
Media Contacts: Karen Gordon Quintal – 401-457-2362 Kim Reingold – 401-457-2494
Textron Reaches Agreement to Sell Fluid & Power Unit to Clyde Blowers for up to $645 Million

Providence, RI – September 11, 2008 – In a significant move, further advancing its portfolio strategy, Textron Inc. (NYSE: TXT) today announced that it has reached a definitive agreement to sell its Fluid & Power business unit to Clyde Blowers Limited, a UK-based worldwide leader in the areas of power, materials handling, intermodal transport and logistics and pump technologies, for up to approximately $645 million.  Textron will receive approximately $526 million in cash, a six-year note with a face value of $28 million, up to $50 million based on final 2008 operating results primarily payable in a six-year note, and Clyde Blowers will assume about $41 million of certain employee-benefit liabilities.

Upon closing, this move will mark Textron’s exit from the pump and power transmission industries. Included in the transaction is the sale of all four of Textron Fluid & Power product lines – which are Gear Technologies, Hydraulics, Maag Pump Systems, Union Pump and each of their respective brands.  The sale is subject to certain closing conditions and completion of buyer’s funding, and is expected to close by the end of the year, pending regulatory reviews and approvals.

“This is a very positive move for both parties, as well as a great fit for our employees,” said Lewis B. Campbell, Textron’s chairman, president and CEO.  “Clyde Blowers is gaining world-class operations with Textron’s Fluid & Power group of companies, including some of the most advanced technologies, respected brands and highly talented people in their respective industries – while we continue to strategically focus our portfolio of businesses to deliver even more meaningful value growth, profitability and shareholder return.”

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Fluid & Power is part of Textron’s Industrial segment and is projected to generate about $675 million in revenues this year.  The unit will be treated as a discontinued operation beginning with third quarter 2008 reporting, which will reduce full-year 2008 earnings from continuing operations by about $0.15 per share. The transaction is expected to generate an after-tax gain of about $85 million.

After-tax cash proceeds at closing are expected to be approximately $350 million. Textron expects to apply about half of the cash proceeds from this sale to repurchasing its common shares. This will be in addition to the company’s previously announced plan to purchase up to $500 million in common shares.  In total then, Textron expects to repurchase about $675 million of its shares over the next several quarters.  The combined impact of the sale of the Fluid & Power unit with share repurchases is expected to be approximately neutral to 2009 earnings per share.

About Textron Fluid & Power

Textron’s Fluid & Power business unit is one of the most respected names in the pump and power transmission industries.  As a worldwide resource for high-quality technology solutions, Textron Fluid & Power serves a comprehensive range of industries including utility, nuclear, oil, gas, water, petrochemical, mining, marine, defense, construction, paper, metals and food processing applications.

About Clyde Blowers

Clyde Blowers is a UK-based worldwide leader in the areas of clean energy technologies for coal fired power plants, materials handling, intermodal transport and logistics and pumping solutions.  Clyde Blowers has over the past 15 years built a truly global portfolio of 42 companies in 21 different countries around the world employing approximately 2,500 people with a combined turnover in excess of $1.4 billion.

About Textron Inc.

Textron Inc. is a $13.2 billion multi-industry company operating in 34 countries with approximately 44,000 employees. The company leverages its global network of aircraft, defense and intelligence, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Fluid & Power, Textron Systems and Textron Financial Corporation. More information is available at www.textron.com.

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Forward Looking Information: Certain statements in this release and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following:  (a) the occurrence of any event, change or other circumstance that could give rise to the termination of the sale agreement; (b) the inability to complete the transaction due to the failure to receive required regulatory or other approvals or to satisfy other conditions to the transaction or the failed completion of buyer’s funding for the transaction (c) the risk that the proposed transaction disrupts current plans and operations; and (d) the risk that anticipated benefits as a result of the transaction will not be realized.